Exhibit 99.2

通 商 律 師 事 務 所

Commerce & Finance Law Offices

上海市南京西路1515号静安嘉里中心办公楼1座1506室

電話:8621-52986877  傳真: 8621-52986878

网址: www.tongshang.com.cn

[•], 2015

To: Gridsum Holding Inc.

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sirs,

We are qualified lawyers registered in the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding Hong Kong, Macau and Taiwan) and are qualified to issue an opinion on PRC Laws.

We have acted as legal counsel as to PRC Laws to Gridsum Holding Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with its registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed initial public offering (the “Offering”) of American Depository Shares (the “ADS”), and the proposed listing of the ADSs on the New York Stock Exchange or the NASDAQ Global Market (the “Listing”).

In order to issue this opinion, we have reviewed matters relating to PRC Laws that are relevant to the Offering and Listing (limited to the issues covered by this opinion), examined documentation and other materials provided to us by the Company and made such other investigations as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, chops and seals, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of documents submitted to us as copies. We have also assumed that the documents from the time they were presented to us up to the date of this legal opinion have remained in full force and effect and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates issued by governmental agents and documents, materials, statements and representations made to us by representatives of the Company and the PRC Operating Entities. We have assumed that no information which is relevant to the Offering and Listing and this opinion has been withheld from us by the Company or the PRC Operating Entities, and that all covenants, representations and warranties in the commitment letter or other similar documents provided by the Company, the PRC Operating Entities and/or their senior management are and remain accurate and true in all respects.

If any evidence comes to light that would indicate any of the documents or materials referred to above contain any legal deficiency, inaccuracy or other such defect, or if any of the assumptions upon which this opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts.

This opinion is rendered on the following bases:

(i)         We make no prediction as to any revision, adjustment or new interpretation of any PRC Laws or related government policy, nor is this opinion intended to contain any advice or suggestion in respect of any such prediction.

(ii)        Our understanding and judgment of the facts underlying this opinion are based solely on the materials referenced above. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents issued by, among others, government authorities, the Company and the PRC Operating Entities have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and we will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any such document.

(iii)       This opinion addresses specific legal matters relating to the Company and the PRC Operating Entities (limited to the issues covered herein) in respect of PRC Laws. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company or the PRC Operating Entities including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws or any other issues not covered herein. In this opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the Company or the PRC Operating Entities and any such citation shall not constitute our acknowledgement of, legal opinions regarding or comments relating to such issues, whether expressed or implied.

The following terms as used in this opinion as defined as follows:

(i)         “Beijing Yunyang” means Beijing Yunyang Ad Co., Ltd.;

(ii)        “Dissector (Beijing)” means Dissector (Beijing) Technology Co. Ltd.;

(iii)       “Gridsum Holding (Beijing)” means Gridsum Holding (Beijing) Co., Ltd.;

(iv)       “Gridsum Technology” means Beijing Gridsum Technology Co., Ltd.;

(v)        “Guoxinjunhe” means Guoxinjunhe (Beijing) Technology Co., Ltd.;

(vi)       “Moment Everlasting” means Beijing Moment Everlasting Ad Co., Ltd.;

(vii)      “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly adopted by six PRC regulatory agencies on August 8, 2006, which became effective on September 8, 2006 and was amended on June 22, 2009;

(viii)     “PRC Laws” means any and all officially published and publically available laws, regulations, rules and regulatory, administrative or other governmental measures, notices or circulars of the PRC currently in existence as of the date of this opinion;

(ix)       “PRC Government Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; and

(x)        “PRC Operating Entities” means Dissector (Beijing), Gridsum Technology, Guoxinjunhe, Moment Everlasting, Beijing Yunyang and Gridsum Holding (Beijing).

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1)    Based on our understanding of the current PRC Laws (a) the ownership structures of Dissector (Beijing), Gridsum Holding (Beijing), Gridsum Technology, Guoxinjunhe, Moment Everlasting and Beijing Yunyang, both currently and immediately after giving effect to the Offering, do not and will not violate applicable PRC Laws; and (b) each of the contracts as set forth in the Schedule hereto (the “VIE Contracts”), among Dissector (Beijing), Gridsum Holding (Beijing) and its shareholders, is valid, binding and enforceable in accordance with applicable PRC Laws, and does not violate applicable PRC Laws, and that Dissector (Beijing) may serve as an attorney for the shareholders of Gridsum Holding (Beijing). However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that any PRC Government Agency will take a view that is not contrary to or otherwise different from our opinion stated above.

(2)    The M&A Rules purports, among other things to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the China Securities Regulatory Commission (the “CSRC”) prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required for the Offering because (a) CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like this Offering are subject to M&A Rules and (b)  Dissector (Beijing) was established by means of direct investment other than by merger or acquisition of PRC domestic companies and no explicit provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Contracts as a type of acquisition transaction falling under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(3)    The summary of the VIE Contracts under the heading “Corporate History and Structure — Contractual Arrangements with Gridsum PRC Holding”, to the extent that it constitutes matters of PRC Laws, are correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(4)    The statements set forth in the Registration Statement under the heading “Taxation — People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(5)    There is uncertainty as to whether the courts of the PRC would: (a) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

(b) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

(6)    Under the PRC Enterprise Income Tax Law and the Implementation Regulations of the PRC Enterprise Income Tax Law (collectively, “the EIT Law”) which took effect on January 1, 2008, an enterprise established outside of the PRC with its “de facto management body” within the PRC may be deemed by the PRC tax authorities to be a “resident enterprise” and subject to PRC enterprise income tax at a rate of 25% in respect of income sourced from both within and outside the PRC. If the relevant tax authorities determine, in accordance with the EIT Law and other applicable tax rules and regulations, that the actual management organ of the Company is within the territory of China, the Company may be deemed to be a resident enterprise for the purpose of the EIT Law and be subject to enterprise income tax at the rate of 25% on its income sourced from both within and outside China. As confirmed by the Company, up to the date of this opinion, it has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law.

This Opinion is subject to the following qualifications:

(a)    This Opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(b)    This Opinion is subject to (i) certain equitable, legal or statutory principles that affects the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances where the formulation, execution or implementation of any legal documents would be deemed to be materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; (iv) filing and other procedural requirements with the PRC Government Agency in enforcing any legal documents; and (v) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly submitted to the U.S. Securities and Exchange Commission and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

Commerce & Finance Law Offices

Schedule

VIE Contracts

(1)    Exclusive Business Cooperation Agreement dated December 22, 2014 between Dissector (Beijing) and Gridsum Holding (Beijing).

(2)    Exclusive Option Agreements, each dated December 22, 2014, among Dissector (Beijing), Gridsum Holding (Beijing) and the shareholders of Gridsum Holding (Beijing).

(3)    Shareholders Voting Rights Proxy Agreements, each dated December 22, 2014, among Dissector (Beijing), Gridsum Holding (Beijing) and the shareholders of Gridsum Holding (Beijing).

(4)    Equity Pledge Agreements, each dated December 22, 2014, among Dissector (Beijing), Gridsum Holding (Beijing) and the shareholders of Gridsum Holding (Beijing).